Period Ended April 30, 2004

John Hancock Series Trust
John Hancock Technology Fund
Series - 3
NAV per share - Class C      $ 3.08
NAV per share - Class I        $ 3.59


John Hancock Small Cap Growth Fund
Series - 4 NAV per share -
Class C $ 7.70 NAV
per share - Class I $ 9.02


John Hancock Multi Cap Growth Fund
 Series -  5
NAV per share - Class C        $ 7.53


John Hancock Real Estate Fund Series - 7 NAV per share - Class C $ 13.47 Dividend per share
From net investment income - Class C - $0.1597



John Hancock Focused Equity Fund
Series -  8
NAV per share - Class C     $  6.30


John Hancock Mid Cap Equity Fund Series - 9 NAV per share - Class C $ 11.38 NAV per share - Class I $ 11.45